Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2024, relating to the consolidated financial statements of Piedmont Lithium Inc. and subsidiaries and the effectiveness of Piedmont Lithium Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Piedmont Lithium Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

September 13, 2024